Exhibit 11

Morgan, Lewis & Bockius LLP One Federal Street Boston, Massachusetts 02110-1726 Tel. 617-951-8000 Fax: 617-951-8736 www.morganlewis.com

December 15, 2014

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Nuveen Dow 30SM Dynamic Overwrite Fund

333 West Wacker Drive

Chicago, IL 60606

RE:    Nuveen Dow 30SM Dynamic Overwrite Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Dow 30SM Dynamic Overwrite Fund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the Acquiring Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 15, 2014 (the “Registration Statement”), with respect to the Acquiring Fund’s common shares of beneficial interest, $.01 par value per share (the “Acquiring Fund Common Shares”), to be issued in exchange for the assets of Dow 30SM Enhanced Premium & Income Fund, Inc. and Dow 30SM Premium & Dividend Income Fund, Inc., each, a Maryland corporation (each, a “Target Fund”), as described in the Registration Statement (the “Reorganizations”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)       a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

(b)       a copy of the Acquiring Fund’s Declaration of Trust, dated May 20, 2014, as filed with the office of the Secretary of the Commonwealth of Massachusetts on May 22, 2014 (the “Declaration”);

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Vedder Price P.C Nuveen Dow 30SM Dynamic Overwrite Fund December 15, 2014 Page 2

(c)       a certificate of the Secretary of the Acquiring Fund, certifying as to, and attaching copies of, the Acquiring Fund’s Declaration, the Acquiring Fund’s By-Laws as currently in effect (the “By-Laws”) and the resolutions adopted by the Acquiring Fund’s initial Trustee pursuant to written consents dated May 21, 2014 and July 24, 2014 and by the Acquiring Fund’s Trustees at a meeting held on August 5-7, 2014 (the “Resolutions”);

(d)       a printer’s proof of the Registration Statement received on December 15, 2014; and

(e)       an executed copy of the Agreement and Plan of Reorganization by and between the Acquiring Fund and each Target Fund, providing for (i) the acquisition by the Acquiring Fund of substantially all of the assets and substantially all of the liabilities of each Target Fund in exchange for Acquiring Fund Common Shares, (ii) the pro rata distribution of such Shares to the holders of the shares of each Target Fund and (iii) the subsequent termination of each Target Fund (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (d) above; (ii) the number of Acquiring Fund Common Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganizations; (iii) each Target Fund will have taken all actions necessary under its charter and applicable state law to authorize the execution and delivery of the Agreement and Plan, including the vote of its shareholders as set forth in the Registration Statement; (iv) any other consents or approvals required for the Reorganizations will have been received; (v) the Declaration, the Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Common Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganizations as of the date of the issuance of such Acquiring Fund Common Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law

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which any tribunal may apply. In addition, to the extent that the Acquiring Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Common Shares, when issued and sold in accordance with the Acquiring Fund’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We note that the joint proxy statement/prospectus included in the Registration Statement states that certain legal matters in connection with the issuance of the Acquiring Fund Common Shares pursuant to the Agreement and Plan will be passed upon by Bingham McCutchen LLP. We further note that Morgan, Lewis & Bockius LLP now serves as successor special Massachusetts counsel to the Acquiring Fund. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP